EXHIBIT 10.69

                                                        Private Client Group

                                                        Merrill Lynch Business
                                                        Financial Services Inc.
[GRAPHIC OMITTED]                                       222 North LaSalle Street
                                                        17th Floor
                                                        Chicago, Illinois 60601
                                                        (312) 269-4476
                                                        FAX: (312) 499-3253

                                                        March 2, 2001

Exactech, Inc.
2320 N.W. 66th Court
Gainesville, FL 32653

                  Re: WCMA Line of Credit Increase

Ladies & Gentlemen:

This Letter Agreement will serve to confirm certain agreements of Merrill Lynch Business Financial Services Inc. ("MLBFS") and Exactech, Inc. ("Customer") with respect to: (i) that certain WCMA AND TERM LOAN AND SECURITY AGREEMENT No. 9504550701 between MLBFS and Customer (including any previous amendments and extensions thereof), and (ii) all other agreements between MLBFS and Customer in connection therewith (collectively, the "Loan Documents"). Capitalized terms used herein and not defined herein shall have the meaning set forth in the Loan Documents.

Subject to the terms hereof, effective as of the "Effective Date" (as defined below), the Loan Documents are hereby amended as follows:

(a) The term "Maximum WCMA Line of Credit" shall mean an amount equal to the lesser of: (A) 80% of Customer's domestic Accounts and Chattel Paper, as shown on its regular books and records (excluding Accounts over 90 days old, Chattel Paper with installments or other sums more than 90 days past due, and Accounts and Chattel Paper directly or indirectly due from any person or entity not domiciled in the continental United States, Alaska or Hawaii, or from any shareholder, officer or employee of Customer or any affiliated entity) plus 50% of Customer's Inventory, as shown on its regular books and records, or (B) $12,000,000.00.

(b) The annual "Line Fee" is hereby increased to $40,000.00. In connection with the increase in the Maximum WCMA Line of Credit pursuant hereto, a portion of such new Line Fee in the amount of $5,000.00 (the "Increase Fee") is now due and owing. Customer hereby authorizes and directs MLBFS to charge the Increase Fee to WCMA Account No. 750-07R53 on or at any time after the Effective Date. Once charged, the Increase Fee is non-refundable.

(c) The term "Interest Rate" shall mean a variable per annum rate of interest equal to the sum of 2.10% and the 30-Day Dealer Commercial Paper Rate. The "30-Day Dealer Commercial Paper Rate" shall mean, as of the date of any determination, the interest rate from time to time published in the "Money Rates" section of The Wall Street Journal for 30-day high-grade unsecured notes sold through dealers by major corporations. The Interest Rate will change as of the date of publication in The Wall Street Journal of a 30-Day Dealer Commercial Paper Rate that is different from that published on the preceding Business Day. In the event that The Wall Street Journal shall,

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for any reason, fail or cease to publish the 30-Day Dealer Commercial Paper
Rate, MLBFS will choose a reasonably comparable index or source to use as the basis for the Interest Rate.

(d) Customer's "tangible net worth" shall at all times exceed $25,000,000.00. For the purposes hereof, the term "tangible net worth" shall mean Customer's net worth as shown on Customer's regular financial statements prepared in a manner consistent with the terms hereof, but excluding an amount equal to (i) any assets which are ordinarily classified as "intangible" in accordance with generally accepted accounting principles, and (ii) any amounts now or hereafter directly or indirectly owing to Customer by officers, shareholders or affiliates of Customer.

(e) Except upon the prior written consent of MLBFS, Customer shall not directly or indirectly hereafter incur or permit to exist any debt of Customer for borrowed money or the lease under a capital lease or deferred purchase price of real or personal property other than: (i) debt to MLBFS, (ii) debt existing as of the date of and reflected on the last financial statements of Customer submitted to MLBFS prior to the date hereof and not refinanced by MLBFS, (iii) debt secured by Permitted Liens, and (iv) up to $200,000.00 in the aggregate of other debt in any fiscal year of Customer ending after the date hereof.

(f) Except upon the prior written consent of MLBFS, Customer shall not directly or indirectly lend any moneys to, or guaranty the debt of, any person or entity.

(g) Customer shall at all times during the term hereof maintain a Fixed Charge Coverage Ratio of not less than 1.5 to 1. The term "Fixed Charge Coverage Ratio" shall mean the ratio of: (a) income before interest (including payments in the nature of interest under capital leases), taxes, depreciation and amortization, less internally financed capital expenditures, to (b) the sum the aggregate principal and interest paid or accrued, the aggregate rental under capital leases paid or accrued, any dividends and other distributions paid or payable to shareholders and taxes paid in cash; all as determined on a trailing 12-month basis from the regular consolidated financial statements of Customer prepared in a manner consistent with the terms hereof.

(h) Without limiting any other provision hereof, Customer shall not without the prior written consent of MLBFS directly or indirectly acquire the assets or stock of any other entity.

(i) Except upon the prior written consent of MLBFS, Customer shall not in any fiscal year directly or indirectly pay any dividends or make any other distributions on account of its stock to its shareholders in an aggregate amount exceeding the net after-tax profits of Customer for said fiscal year.

(j) Except upon the prior written consent of MLBFS, Customer shall not directly or indirectly initiate, create or acquire any additional or new product lines, services, business ventures, companies or divisions.

(k) Except upon the prior written consent of MLBFS, Customer shall not in any fiscal year directly or indirectly pay any dividends or make any other distributions on account of its stock to its shareholders in an aggregate amount exceeding the net after-tax profits of Customer for said fiscal year.

(l) Customer shall at all times cause each of the Customer's locations associated with Customer to be managed on a day-to day basis by William Petty, MD, Timoth J. Sees and/or Gary J. Miller, Ph.D.

(m) Customer's income before interest, taxes, depreciation and amortization, shall at all times be not less than $6,800,000.00 as measured quarterly and determined on a trailing 12-month basis from the regular consolidated financial statements of Customer prepared in a manner consistent with the terms hereof.

(n) In addition to existing requirements, Customer shall provide to MLBFS:

    Within 15 days after the close of each fiscal month of Customer, a copy of the Accounts Receivable Aging of Customer as of the end of such fiscal month;

    Within 15 days after the close of each fiscal month of Customer, a copy of the Inventory Report (as and to the extent applicable, breaking out Inventory by location, and separately reporting any work in process) of Customer as of the end of such fiscal month; and

    Customer shall furnish or cause to be furnished to MLBFS not later than 10 days after the date of filing with the Securities and Exchange Commission ("SEC"), a copy of each 10-Q and other report required to be filed with the SEC during the term hereof by Customer.

Except as expressly amended hereby, the Loan Documents shall continue in full force and effect upon all of their terms and conditions.

Customer acknowledges, warrants and agrees, as a primary inducement to MLBFS to enter into this Agreement, that: (a) no Default or Event of Default has occurred and is continuing under the Loan Documents; (b) each of the warranties of Customer in the Loan Documents are true and correct as of the date hereof and shall be deemed remade as of the date hereof; (c) Customer does not have any claim against MLBFS or any of its affiliates arising out of or in connection with the Loan Documents or any other matter whatsoever; and (d) Customer does not have any defense to payment of any amounts owing, or any right of counterclaim for any reason under, the Loan Documents.

The obligations of MLBFS under this Letter Agreement are subject to its receipt (where applicable) and satisfaction with the following:

1.       A copy of Customer's current Accounts Receivable Agings Report;

2.       A copy of Customer's current Inventory Report;

3.       Two supplier reference;

4.       Two Customer references;

5.       A bank reference;

6.       A copy of Customer's two year financial projections and assumptions;
         and

7.       A visit by a MLBFS representative.

Provided that no Event of Default, or event which with the giving of notice, passage of time, or both, would constitute an Event of Default, shall then have occurred and be continuing under the terms of the Loan Documents, the amendments and agreements in this Letter Agreement will become effective on the date (the "Effective Date") upon which: (a) Customer shall have executed and returned the duplicate copy of this Letter Agreement enclosed herewith; and (b) an officer of MLBFS shall have reviewed and approved this Letter Agreement as being consistent in all respects with the original internal authorization hereof.

Notwithstanding the foregoing, if Customer does not execute and return the duplicate copy of this Letter Agreement within 14 days from the date hereof, or if for any other reason (other than the sole fault of MLBFS) the Effective Date shall not occur within said 14-day period, then all of said amendments and agreements will, at the sole option of MLBFS, be void.

Very truly yours,

Merrill Lynch Business Financial Services Inc.

By: /s/ Steven P. Terborg
    ----------------------------------------------------------
    Steven P. Terborg
    Senior Relationship Manager

Accepted:

Exactech, Inc.

By: /s/ Joel C. Phillips
    ----------------------------------------------------------
    Joel C. Phillips
    Chief Financial Officer